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                                                                    EXHIBIT 12.1

                       LEAP WIRELESS INTERNATIONAL, INC.

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                         RATIO OF EARNINGS TO FIXED CHARGES                        SIX MONTHS ENDED
                                                YEAR ENDED AUGUST 31,                 -----------------------------------------
                                  -------------------------------------------------                                PRO FORMA
                                                                          PRO FORMA   FEBRUARY 28,  FEBRUARY 29,  FEBRUARY 29,
                                  1996     1997       1998       1999       1999         1999           1999           2000
                                  -----   -------   --------   --------   ----------  ------------  ------------  ------------
Earnings (Loss):
  Loss from continuing
    operations before
    adjustment for minority
    interest in consolidated
    subsidiaries and equity
    in net loss and write-down
    of unconsolidated wireless
    operating companies.........  $(396)  $(1,361)  $(23,615)  $(37,089)  $(106,318)  $(8,637)      $(78,661)     $(111,894)

Fixed charges:
  Interest expensed and
    capitalized.................     --         --         --     10,356      38,433     1,913         21,120         32,273
  Rental expense interest
    factor(1)...................     --         --         --        199         472        88            153            397
                                  -----     ------   --------   --------   ---------   -------       --------      ---------
      Total fixed charges.......     --         --         --     10,555      38,905     2,001         21,273         32,670
                                  -----     ------   --------   --------   ---------   -------       --------      ---------
Earnings (loss) available to
  cover fixed charges...........  $(396)   $(1,361)  $(23,615)  $(26,534)  $(67,413)   $(6,636)      $(57,388)      $(79,224)
                                  =====    =======   ========   ========   ========    =======       ========       ========
Ratio of earnings (loss) to
  fixed charges(2)..............     --         --        --         --          --         --             --            --
                                  =====    =======  ========   ========    ========    =======       ========       ========

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(1) The portion of operating lease rental expense that is
    representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(2) For the years ended August 31, 1996, 1997, 1998 and 1999 and the pro forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6, $47.6 and $145.2 million, respectively. For the six months ended February 28, 1999 and February 29, 2000 and the pro forma six months ended February 29, 2000, our earnings were insufficient to cover fixed charges by $10.6 million, $99.9 million and $144.6 million, respectively.